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                                                                   EXHIBIT 10.16







January 29, 2001

Mr. Robert D. Strain
17919 Hickman Street
Poolesville, Maryland  20837

Dear Rob:

        This letter (the "Letter") amends the Agreement dated July 7, 2000 between you and the Company and sets forth the terms and conditions under which Orbital may make certain payments to you. Capitalized terms that are used in this Letter shall have the same meaning as in the Agreement unless defined in this Letter.

1.      Amendments to Agreement.

        a. Section one of the Agreement is amended in entirety to read as follows:

                "Term. This Agreement shall commence July 7, 2000 and shall terminate on January 9, 2002."

        b. Section three of the Agreement is amended by:

                (i) amending in its entirety the first sentence of the Section to delete the words "or within twelve (12) months after the closing of the Transaction."

                (ii) amending in its entirety Section 3(iii)(A) to read as follows:

                        "(A) without your written consent, the assignment to you
                of any position, authorities, duties and responsibilities each of which is not at least commensurate in all material respects, including, but not limited to, area of expertise, with the most significant of those held and exercised by and assigned to you as of January 1, 2001, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by you;"

        c.  Section four of the Agreement is amended by:

                (i) amending clause (iii) to delete the words "or within twelve
                (12) months after the closing of a Transaction;" and

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Mr. Robert D. Strain
January 29, 2001
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                (ii) amending in its entirety iii(B) to read as follows:

                        "(B) In lieu of any further salary payments to you for
                periods subsequent to the Date of Termination, the Company shall pay to you, not later than fifteen (15) days following Date of Termination, a lump sum payment equal to $344,250."

        2. Additional Payments.

        a. In consideration of your agreement to the amendments in this Letter, the Company agrees to pay to you in connection with the Transaction an additional amount of $229,500. The Company shall pay such additional amount by February 9, 2001.

        b. The Company is exploring various alternatives with respect to the Sensors division in Pomona, California and the Transportation Management Systems division in Columbia, Maryland (each, a "Division" and collectively, the "Divisions"), including the sale of each of the Divisions to a third party. In consideration of your continued support and assistance in connection with the sale of the Divisions, Orbital agrees to pay you $344,250 on the earlier of (i) the closing of the sale of either Division or (ii) December 31, 2001, provided however that no payment shall be made and the obligation of the Company to make any such payment shall cease in the event that you seek or receive payments pursuant to Section 4(iii) of the Agreement. In the event a payment is made to you under this Section, (i) you shall be entitled to receive, upon termination of your employment with the Company, the benefits set forth in Section 4(iii)(C) and (D) of the Agreement and (ii) all other provisions of the Agreement shall terminate immediately and be of no further force and effect.

        c. All payments made by the Company to you under this Section shall be subject to the withholding of such amounts relating to Federal, state, local or foreign taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation.

        3.  Successors; Binding Letter.

        a. This Letter shall be binding upon and shall inure to the benefit of you and the Company and the Company's successors and assigns.

        b. This Letter shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Letter to your devisee, legatee or other designee or if there is no such designee, to your estate.

        4. Miscellaneous. No provision of this Letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board of Directors of Orbital. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with,


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Mr. Robert D. Strain
January 29, 2001
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any condition or provision of this Letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Letter. The validity, interpretation, construction and performance of this Letter shall be governed by the local laws of the State of Delaware (regardless of the laws that might otherwise govern under principles of conflicts of law). Except as modified or amended by this Letter, the terms, provisions and conditions of the Agreement remain in full force and effect.

        5. Validity. The invalidity or unenforceability of any provision of this Letter shall not affect the validity or enforceability of any other provision of this Letter, which shall remain in full force and effect.

        6. Counterparts. This Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        7. Arbitration. Any dispute or controversy arising under or in connection with this Letter shall be settled exclusively by arbitration in Washington, D.C. in accordance with the domestic rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

        If this Letter correctly sets forth our agreement on the subject matter hereof, kindly sign both of the enclosed copies, keeping one for your files and returning the other to the Company.

Very truly yours,

ORBITAL SCIENCES CORPORATION



David W. Thompson
Chief Executive Officer


Agreed to:



-----------------------------------
Name:  Robert D. Strain
Date: